Filed Pursuant to Rule 433

Registration No. 333-284121-03

*	PRICING DETAILS* $1.732BN+(Offered) Santander Subprime Auto Loan (SDART 2025-3)

Joint Lead Bookrunners: BNP Paribas (struc), Citi, Mizuho, SanCap

DE&I Coordinator: BNP Paribas

DE&I Co-Managers: Academy Securities, Inc. and CastleOak Securities, L.P.

— Anticipated Capital Structure —

CLS	AMT($MM)	WAL^	M/F**	P.WIN^	E.FNL^	L.FNL	BENCH SPRD	YLD(%)	CPN(%)	$PX
A1	219.570	0.12	P-1/F1+	<<Not Offered>>
A2	683.010	0.81	Aaa/AAA	03-18	01/27	10/28	I-CRV + 56	4.679	4.63	99.99699
A3	455.340	1.93	Aaa/AAA	18-30	01/28	01/30	I-CRV + 60	4.428	4.38	99.98596
B	178.480	2.66	Aaa/AA	30-35	06/28	09/31	I-CRV + 75	4.539	4.49	99.98349
C	194.600	3.16	Aa3/A	35-42	01/29	09/31	I-CRV + 95	4.732	4.68	99.98256
D	221.480	3.83	Baa3/BBB	42-52	11/29	09/31	I-CRV + 135	5.166	5.11	99.99584
E	103.210	4.42	NR/BB	<<Not Offered>>

^	WAL Pricing Speed: 1.50% ABS to 5% Clean-Up Call
**	Expected Ratings

— Transaction Details —

*	Offered Size : $1,732,910,000 Offered
*	Bloomberg Ticker : SDART 2025-3
*	Expected Ratings : Moody’s / Fitch
*	Format : A-D = SEC Registered
*	Pricing Speed : 1.50% ABS to 5.00% Call
*	Min. Denoms : A-D = $1K x $1K
*	RR Compliant : US—Yes | EU—No | UK—No
*	Expected Pricing : PRICED
*	Expected Settlement : 07/30/25
*	First Pay Date : 08/15/25
*	ERISA : A-D = Yes
*	Bill & Deliver : BNP Paribas

— Available Materials —

*	Preliminary Prospectus, Ratings FWP, CDI (attached)
*	Intexnet Dealname : bpsdar2503_mkt_upsize ; Password: UX6B
*	Deal Roadshow : https://dealroadshow.com ; Passcode: SDART2503

—SDART 2025-3 CUSIPs/ISINs—

Class A-2: 80288J AB9 / US80288JAB98

Class A-3: 80288J AC7 / US80288JAC71

Class B: 80288J AD5 / US80288JAD54

Class C: 80288J AE3 / US80288JAE38

Class D: 80288J AF0 / US80288JAF03

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